Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS SECOND QUARTER REVENUE UP 31% TO $26.7 MILLION, DRIVEN
BY SOLID PERFORMANCE ACROSS ALL BUSINESS LINES
Affirms 2008 Financial Guidance
COLORADO SPRINGS, Colo. (July 29, 2008) — Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and six months ended June 30, 2008.
Revenue for the second quarter of 2008 was $26.7 million, up 31% compared with revenue of $20.4 million for the second quarter of 2007. Disposable product revenue rose 28% to $22.2 million, laser revenue increased 103% to $2.2 million, and service and other revenue increased 19% to $2.3 million, all compared with the second quarter of 2007. The increase in disposable product revenue was comprised of a 19% increase in vascular intervention (VI) product sales (including atherectomy products and support catheters) and a 52% increase in lead management revenue, compared with the prior-year second quarter.
The worldwide installed base of lasers increased to 800 as of June 30, 2008 (636 in the United States), which included net laser placements of 33 units in the second quarter of 2008, compared with 36 net placements in the second quarter of 2007.
Gross margin for the quarter was 72% of revenue, compared with 75% in the second quarter of the prior year. This decrease was due primarily to previously announced cost increases associated with an expanded, leased facility and quality assurance to support the growth in our manufacturing volumes. Operating expenses in the quarter were $23.1 million, up 55% from the prior-year second quarter and included $3.8 million in charges for in-process research and development (IPR&D) associated with the recent acquisition of certain endovascular products from Kensey Nash.
The pre-tax loss for the second quarter of 2008 was $3.5 million, inclusive of the $3.8 million IPR&D costs, compared with pre-tax income of $1.0 million for the second quarter of 2007. Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.
For the second quarter of 2008, Spectranetics reported a net loss of $2.6 million, or $0.08 per share, inclusive of the after-tax IPR&D costs of $2.4 million, or $0.07 per share, compared with net income of $7.2 million, or $0.21 per diluted share, in the second quarter of 2007. The second quarter of 2007 includes a $6.6 million income tax benefit associated with establishing a deferred tax asset for the estimated amount of net operating losses expected to be offset with future taxable income.
Cash, cash equivalents and current and non-current investment securities totaled $44.5 million as of June 30, 2008, compared with $54.4 million as of December 31, 2007. During the second quarter of 2008, the Company paid $10.0 million to Kensey Nash upon closing of the acquisition of Kensey Nash’s endovascular business.
“Our strong revenue growth in the face of a challenging economic environment reflects the continuing market acceptance of the value of our laser technology, both in vascular intervention and lead management,” said John G. Schulte, President and Chief Executive Officer. “This performance demonstrates the effectiveness of our strategy to invest in product development and clinical studies that support our sales efforts. In addition, with the split of our sales team into separate VI and lead management groups, which we initiated in January, we are now more effectively addressing the growing opportunity in lead management.
“We closed the acquisition of Kensey Nash’s endovascular business ahead of schedule, and the integration of new products into our sales operation is on track,” said Schulte.
Year-to-Date Financial Results
Revenue for the first half of 2008 rose 34% to $50.5 million, from $37.7 million for the first half of 2007. Year-to-date 2008 disposable product revenue was $42.3 million, up 33% compared with disposable product revenue of $31.8 million in the first half of 2007, and equipment revenue was up 80% to $3.9 million, from $2.2 million in the first half of 2007. Service and other revenue for the first six months of 2008 was $4.4 million, up 15% compared with service and other revenue of $3.8 million for the comparable period in 2007.
Gross margin for the first half of 2008 was 72%, compared with 74% in the first half of 2007, reflecting expected increased costs associated with an expanded, leased facility and quality assurance to support our increased manufacturing volumes. Operating expenses were $41.5 million, up 48% from $28.2 million for the first half of the prior-year, and inclusive of in-process research charges totaling $3.8 million during the second quarter of 2008.
The pre-tax loss for the first half of 2008 was $4.1 million, inclusive of the $3.8 million IPR&D costs, compared with pre-tax income of $1.2 million in the first half of 2007. The net loss for the first half of 2008 was $3.0 million, or $0.10 per share, inclusive of after-tax IPR&D costs of $2.4 million, or $0.08 per share, compared with net income of $7.1 million, or $0.21 per diluted share, in the first half of 2007. Net income for the first half of 2007 includes a $6.6 million income tax benefit associated with establishing a deferred tax asset for the estimated amount of net operating losses expected to be offset with future taxable income.
2008 Financial Guidance
Spectranetics affirms the revenue and pre-tax income guidance for 2008 provided earlier this year, which is repeated herein for reference.
The Company expects revenue for 2008 to be within the range of $104 million to $110 million, representing 25% to 33% growth compared with 2007.
Gross margin for 2008 is expected to be within the range of 72% — 74%. Research, development and other technology costs are expected to be approximately 14% to 15% of revenue; and selling, general and administrative costs are expected to be within the range of 55% — 58% of revenue. Gross margin and operating expense costs may fall outside of the ranges provided above in any given quarter due to factors that include, but are not limited to, timing of move-related costs associated with the move of our manufacturing operations to an expanded facility, product development costs, clinical trial enrollment rates and expansion of the field sales organization.
Pre-tax income for 2008 is expected to be within the range of $1.0 million to $5.0 million, excluding the $3.8 million of IPR&D costs recorded during the second quarter. The Company believes that pre-tax income is the most relevant measure of its operating performance given that income taxes are a non-cash expense due to historical net operating losses available to offset future taxable income. For that reason and the fact that significant fluctuations in the effective income tax rate are expected from quarter to quarter, the Company is not providing guidance on net income.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; anticipated timing and costs associated with the relocation and consolidation of its headquarters and manufacturing operation, and other risk factors discussed in Spectranetics’ publicly filed documents.
Conference Call
Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 56798251. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Founded in 1984, Spectranetics manufactures and sells the only excimer laser approved in the United States, Europe and Japan for use in minimally invasive cardiovascular procedures. This technology treats complex cardiovascular conditions by photo-ablating multiple lesion types into tiny particles that are easily absorbed into the blood stream. The Company’s disposable catheters use high-energy “cool” ultraviolet light to vaporize arterial blockages in the legs and heart, as well as scar tissue encapsulating pacing and defibrillation leads. For more information visit www.spectranetics.com.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company’s relocation and consolidation of its headquarters and manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$26,698	$20,373	$50,529	$37,738
Cost of revenue	7,525	5,113	14,201	9,748

Gross profit	19,173	15,260	36,328	27,990
Gross margin %	72%	75%	72%	74%
Operating expenses:
Selling, general and administrative	15,801	12,240	30,990	22,874
In process research & development	3,849	—	3,849	—
Research, development and other technology	3,405	2,675	6,701	5,283

Total operating expenses	23,055	14,915	41,540	28,157

Operating (loss) income	(3,882)	345	(5,212)	(167)
Other income, net	427	672	1,071	1,349

(Loss) income before taxes	(3,455)	1,017	(4,141)	1,182
Income tax benefit (expense)	815	6,135	1,095	5,905

Net (loss) income	$(2,640)	$7,152	$(3,046)	$7,087

Earnings (loss) per common and common equivalent share – basic —	$(0.08)	$0.23	$(0.10)	$0.23

Earnings (loss) per common and common equivalent share – diluted—	$(0.08)	$0.21	$(0.10)	$0.21

Weighted average shares outstanding
Basic	31,762	31,140	31,662	31,075

Diluted	31,762	33,546	31,662	33,524

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash, cash equivalents and investment securities	$25,219	$50,000
Accounts receivable, net	16,532	14,437
Inventories	5,590	5,892
Deferred tax asset, current	2,790	2,213
Other current assets	1,878	1,835

Total current assets	52,009	74,377
Property, plant and equipment, net	31,027	25,412
Investment securities, non-current	19,250	4,387
Deferred tax asset, non-current	3,796	3,238
Other assets	4,527	632

Total assets	$110,609	$108,046

Liabilities and stockholders’ equity
Current liabilities	$17,481	$15,990
Non-current liabilities	375	251
Stockholders’ equity	92,753	91,805

Total liabilities and stockholders’ equity	$110,609	$108,046

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

	2007			2008
	2nd Qtr	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr
Financial Summary:
(000’s, except laser sales and installed base amounts)
Laser revenue:
Equipment sales	$381	$1,185	$1,296	$674	$1,164
Rental fees	709	821	836	985	1,044

Total laser revenue	1,090	2,006	2,132	1,659	2,208

Disposable products revenue:
Vascular intervention revenue	12,527	12,110	12,701	13,733	14,845
Lead management revenue	4,829	5,143	6,899	6,356	7,353

Total disposable products revenue	17,356	17,253	19,600	20,089	22,198

Service and other revenue	1,927	1,967	2,178	2,083	2,292

Total revenue	20,373	21,226	23,910	23,831	26,698

Pre-tax income (loss)	1,017	844	628	(685)	(3,455)

Cash flow generated by (used in) operating activities	1,667	(200)	2,099	(1,272)	1,989
Total cash and investment securities-current and non-current	53,472	53,833	54,387	53,388	44,469
Laser sales summary:
Laser sales from inventory	2	3	5	3	6
Laser sales from evaluation/rental units	1	4	4	1	2

Total laser sales	3	7	9	4	8

Worldwide Installed Base Summary:

Laser sales from inventory	2	3	5	3	6
Rental placements	38	25	25	27	32
Evaluation placements	5	4	8	0	4

Laser placements during quarter	45	32	38	30	42
Buy-backs/returns during quarter	(9)	(12)	(8)	(6)	(9)

Net laser placements during quarter	36	20	30	24	33
Total lasers placed at end of quarter	693	713	743	767	800
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